Exhibit 5.1

[EXCO Letterhead]

April 21, 2006

EXCO Resources, Inc.

12377 Merit Drive, Suite 1700

Dallas, Texas 75251

Re:                               EXCO Resources, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

As Vice President and General Counsel of EXCO Resources, Inc., a Texas corporation (the “Company”), I have acted as counsel in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which the Company is filing with the Securities and Exchange Commission (the “Commission”) with respect to (i) 500,000 shares of its Common Stock, par value $0.001 per share (the “Shares”), consisting of 240,000 Shares under the EXCO Resources, Inc. Employees Savings Trust (the “EXCO Plan”) and 260,000 Shares under the North Coast Energy, Inc. Employees’ Profit Sharing Trust and Plan (the “North Coast Plan,” and together with the EXCO Plan, the “Plans”) and (ii) an indeterminate amount of interests in the Plans (the “Plan Interests”).

In connection with the foregoing, I have examined the Registration Statement, the EXCO Plan, the North Coast Plan, a copy of the Third Amended and Restated Articles of Incorporation of the Company and any amendments thereto to date, a copy of the Amended and Restated Bylaws of the Company as amended to date, and such resolutions of the Board of Directors of the Company and other documents and records of the Company as I have deemed necessary for the purpose of this opinion. In giving this opinion, I am assuming the authenticity of all instruments presented to me as originals, the conformity with originals of all instruments presented to me as copies and the genuineness of all signatures.

I am a member of the bar of the State of Texas and the opinion expressed herein is limited to matters controlled by the laws of the State of Texas.

Based upon and subject to the foregoing, I am of the opinion that (i) the Shares are validly issued, fully paid and nonassessable under the laws of the State of Texas and (ii) any Plan Interests that may be issued pursuant to the Plans have been duly authorized and that, upon issuance in accordance with the terms of the Plans, such Plan Interests will be validly issued, fully paid and nonassessable under the laws of the State of Texas.

The opinion expressed herein is rendered as of the date hereof, and I undertake no, and hereby disclaim any kind of, obligation to advise you of any changes or new developments in law, fact or otherwise that may affect any matter set forth herein.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Interests of Named Experts and Counsel” in the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder promulgated by the Commission.

Very Truly Yours,

/s/ William L. Boeing
William L. Boeing
Vice President and General Counsel